Exhibit (d)(27)(i)

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, dated as of December 1, 2004 (“Amendment No. 1”), to the Investment Advisory Agreement dated as of July 9, 2004, between AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States (“AXA Equitable” or the “Manager”) and Boston Advisors, a Massachusetts corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement, dated as of July 9, 2004 (“Agreement”) as follows:

1. New Portfolios. AXA Equitable hereby appoints the Adviser as the investment adviser to the EQ/MONY Government Securities Portfolio, the EQ/MONY Intermediate Term Bond Portfolio, the EQ/MONY Long Term Bond Portfolio, the EQ/MONY Money Market Portfolio and the EQ/Enterprise Short Duration Bond Portfolio on the terms and conditions contained in the Agreement.

2. Portfolios. AXA Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Enterprise Equity Income Portfolio, the EQ/MONY Equity Income Portfolio, the EQ/MONY Equity Growth Portfolio and the EQ/MONY Diversified Portfolio on the terms and conditions set forth in the Agreement.

3. Duration. Section 12 of the Agreement is replaced in its entirety as follows:

(a) The Agreement became effective with respect to the EQ/Enterprise Equity Income Portfolio, the EQ/MONY Equity Income Portfolio, the EQ/MONY Equity Growth Portfolio and the EQ/MONY Diversified Portfolio on July 9, 2004 and will become effective with respect to the EQ/MONY Government Securities Portfolio, the EQ/MONY Intermediate Term Bond Portfolio, the EQ/MONY Long Term Bond Portfolio, the EQ/MONY Money Market Portfolio and the EQ/Enterprise Short Duration Bond Portfolio on the date of this Amendment No. 1.

(b) The Agreement will continue in effect with respect to the EQ/Enterprise Equity Income Portfolio, the EQ/MONY Equity Income Portfolio, the EQ/MONY Equity Growth Portfolio and the EQ/MONY Diversified Portfolio until July 9, 2006 and may be continued thereafter pursuant to subsection (d) below.

(c) The Agreement will continue in effect with respect to the EQ/MONY Government Securities Portfolio, the EQ/MONY Intermediate Term Bond Portfolio, the EQ/MONY Long Term Bond Portfolio, the EQ/MONY Money Market Portfolio until July 9, 2006 and may be continued thereafter pursuant to subsection (d) below.

(d) With respect to each Portfolio, this Agreement shall continue in effect annually after the date specified in subsection (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of EQ Advisors Trust (“Trust”) who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Independent Trustees”) of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval.

4. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		BOSTON ADVISORS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Michael J. Vogelzang
Name:	Steven M. Joenk	Name:	Michael J. Vogelzang
Title:	Senior Vice President	Title:	President

AMENDMENT NO. 1

APPENDIX A TO THE INVESTMENT ADVISORY AGREEMENT

Portfolios	Annual Advisory Fee
EQ/Enterprise Equity Income Portfolio	0.30% of the Portfolio’s average daily net assets up to and including $100 million; 0.25% of the Portfolio’s average daily net assets over $100 million and up to and including $200 million; and 0.20% of the Portfolio’s average daily net assets in excess of $200 million.

EQ/MONY Equity Income Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/MONY Equity Growth Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/MONY Diversified Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/Enterprise Short Duration Bond Portfolio	0.10% of the Portfolio’s average daily net assets.

EQ/MONY Intermediate Term Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/MONY Government Securities Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/MONY Long Term Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/MONY Money Market Portfolio	0.10% of the Portfolio’s average daily net assets.

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